UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report: May 2, 2007

(Date of earliest event reported)

Grande Communications Holdings, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	74-3005133
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

401 Carlson Circle, San Marcos, TX	78666
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (512) 878-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction a.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On May 2, 2007, Grande Communications Networks, Inc. (“Networks”), a wholly-owned subsidiary of Grande Communications Holdings, Inc. (the “Company”), and William C. “Chad” Jones, Jr. entered into an Employment Agreement (the “Jones Agreement”). Under the terms of the Jones Agreement, Mr. Jones’s employment is at will. Networks will pay Mr. Jones an annual salary of $218,400 and an incentive bonus each fiscal year equal to 50% of his then current annual salary if annual performance goals adopted by both Mr. Jones and the Chief Executive Officer are met. If only certain or a portion of the annual performance goals are met during a fiscal year, Mr. Jones may earn a bonus, if any, equal to an amount to be determined by, and at the discretion of, the Chief Executive Officer and as approved by the Board of Directors of Networks. Additional bonuses may be awarded to Mr. Jones based on achievement of Networks’ company objectives, other than annual performance goals, with such bonuses being at the sole discretion of Networks’ Board of Directors. The Jones Agreement also provides that if Mr. Jones’ employment is terminated by Networks without cause (as defined in the agreement) or by Mr. Jones for good reason (as defined in the agreement), Mr. Jones is entitled to severance pay equal to his then current bi-weekly base salary multiplied by 26, which would be paid during the period commencing on the day after the effective date of termination.

A copy of the Jones Agreement is attached as Exhibit 10.1 and is incorporated by reference herein. The above description of the terms of the Jones Agreement is not complete and is subject to the terms of the Jones Agreement.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits. The following exhibit is filed as a part of this report:

Exhibit No.	Description
10.1	Employment Agreement, entered into as of May 2, 2007, by and between the Company and William C. “Chad” Jones, Jr.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Grande Communications Holdings, Inc.
(Registrant)

Date: May 8, 2007	By:	/s/ MICHAEL L. WILFLEY
Michael L. Wilfley
Chief Financial Officer